Exhibit 10.1
DISTILLER’S GRAINS MARKETING AGREEMENT
     THIS DISTILLER’S GRAINS AGREEMENT (this “Agreement”), made and entered into this 9th day of August, 2004, by and among Amaizing Energy, LLC, an Iowa limited liability company (“AE”), and United Bio Energy Ingredients, LLC, a Kansas limited liability company (“UBE”).
WITNESSETH:
     WHEREAS, AE desires to sell and UBE desires to buy all the dried distiller’s grains (“DDG”) and wet distiller’s grains (“WDG”) (collectively the “Distiller’s Grains”) produced at AE’s ethanol plant located at Denison, Iowa (the “Plant”);
     WHEREAS, the parties desire to purchase and sell such assets, and receive and provide such services, in accordance with the fees, price formula, payment, delivery and other terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:
     1. COMMITMENT AND TERM. Subject to the terms of this Agreement, AE hereby agrees to sell, and UBE hereby agrees to purchase, all Distiller’s Grains produced at the Plant. The initial term of this Agreement shall be for two (2) years, commencing on the date that the Plant begins operations to produce ethanol. The parties shall execute a memorandum setting forth the actual date of commencement of the term. This Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew, not later than ninety (90) days prior to the expiration of the initial term of the then current renewal term, as the case may be.
     2. PRICE AND PAYMENT.
     A. PRICE.
     1. DDG. UBE agrees to pay AE for all Dry Distiller’s Grains removed by UBE from the Plant a price equal to *** of the F.O.B. Plant price charged by UBE to its customers.
     2. WDG. UBE agrees to pay AE for all Wet Distiller’s Grains removed by UBE from the Plant a price equal to *** of the F.O.B. Plant Price charged by UBE to its customers.
For purposes of this provision, the F.O.B. Plant price shall be the actual sales price, less all costs incurred by UBE in delivering the Distiller’s Grains to its customers, whether incurred prior to or during the term of this Agreement.

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

          B. PAYMENT. On a daily basis, Weekends and Holidays excluded, AE shall provide UBE with certified weight certificates for the previous day’s shipments of Distiller’s Grains. UBE shall pay AE the F.O.B. Plant Price defined in paragraph 2.A. above, for all shipments in each one week shipment period (Sunday through Saturday) is received on or before the second following Friday of such one week shipment period. UBE agrees to maintain accurate sales records and to provide such records to AE upon request. AE shall have the right to audit UBE’s sales invoices at any time during normal business hours at the corporate office of UBE.
          C. BEST EFFORTS. UBE agrees to use its best efforts to achieve the highest resale price of Distiller’s rains available under prevailing market conditions as judged by UBE. AE’s sole and exclusive remedy for breach of UBE’s obligations hereunder shall be to terminate this Agreement.
          D. COLLECTION. UBE shall be responsible for all customer billing and account servicing, including, but not limited to, the collection of amounts owed UBE by its customers, shall bear all costs associated with such billing and collection activities, and shall assume all losses due to failure of its customers to pay their account.
          E. FUTURE SALES BY UBE. UBE shall not contract for the sale of Distiller’s Grains, to its customers, more than one hundred eighty (180) day sin advance, unless AE explicitly approves the price and terms of any such contract and provides notice of such approval of UBE. UBE will advise AE weekly and update AE monthly on all outstanding contractual obligations, and the terms thereof.
          F. ON-SITE MERCHANDISER. In order to assist in the development of the Plant’s capabilities or the sale of Distiller’s Grains, UBE will place an employee of UBE at the Plant during the term of this Agreement.
     3. FEES AND EXPENSES. Unless otherwise specifically provided for herein, and to the extent not already included in the price of the Distiller’s Grains, AE shall be responsible for any and all fees and expenses, including but not limited to fees assessed by any State or other regulatory agency, incurred or assessed on any Distiller’s Grains, whether for licensing, dues, branding, packaging, inspecting, or otherwise. AE shall, as a result of its responsibility for such expenses, retain all rights to any name, branding, and packing of the Distiller’s Grains upon termination of this Agreement.
     4. DELIVERY AND TITLE
          A. PLACE. The place of delivery for all Distiller’s Grains purchased by UBE pursuant to this Agreement shall be F.O.B. Plant. UBE and its agents shall be given access to the Plant in a manner and at all times reasonably necessary and convenient for UBE to take delivery as provided herein. UBE shall schedule the loading and shipping of all Distiller’s Grains purchased hereunder, whether shipped by truck or rail. All labor and equipment necessary to load or unload trucks or rail cars shall be supplied by AE without charge to UBE. The parties agree to handle the Distiller’s Grains in a good and workmanlike manner in accordance with the other’s reasonable requirements and in accordance with normal industry practice. AE shall maintain the truck/rail loading facilities in safe operating condition in accordance with normal industry standards.
     B. STORAGE. AE shall provide storage space for not les than 10 (10) full days combined production of WDG and DDG, based on normal operating capacity.
     C. REMOVAL. UBE warrants and agrees to use its best efforts to remove Distiller’s Grains before the aforementioned storage limits are exceeded or, if later, three (3) days after notice from AE that the Plant’s operations are adversely affected by such storage. AE shall be responsible at all times for the quantity, quality and condition of any Distiller’s Grains in storage at the Plant.
     D. LOADING AND UNLOADING SCHEDULE. UBE shall give to AE a schedule of quantities of Distiller’s Grains to be removed by truck and rail respectively with sufficient advance notice reasonably to allow AE to provide the required services. AE shall provide the labor, equipment and facilities necessary to meet UBE’s loading schedule and AE shall be responsible for UBE’s actual costs or damages resulting from AE’s failure to do so. UBE shall order and supply trucks as scheduled for truck shipments. All freight charges shall be the responsibility of UBE and shall be billed directly to UBE. Demurrage charges will be for the account of UBE if UBE fails to provide railcars in accordance with the production schedule provided to AE. Demurrage charges will be for the account of AE if AE fails to load railcars in accordance with said schedule.
     E. PRODUCTION SCHEDULE.
          1. UBE shall provide loading orders as necessary to permit AE to maintain its usual production schedule, provided, however, that UBE shall not be responsible for failure to schedule removal of Distiller’s Grains unless AE shall have provided to UBE production schedules as follows: At least five (5) days prior to the beginning of each calendar month during the term hereof, AE shall provide to UBE a tentative schedule for production in the next calendar month. On Wednesday of each week during the term of this Agreement, AE shall provide to UBE a schedule for actual production for the following production week (Monday though Sunday). AE shall inform UBE daily of inventory and production status by 8:30 a.m. CDT.
          2. NOTICE. For purpose of this paragraph, notification will be sufficient if made by facsimile as follows:
     If to UBE for Distiller’s Grains, to the attention of Randy Ives, Facsimile number 316-796-0944, Email address: randy.ives@unitedbioenergy.com and
If to AE, the attention of                     , Facsimile number                     .

Or to such other representatives of UBE and AE as they may designate to the other in writing.
          F. TITLE. Title and risk of loss shall pass to UBE at the point in time when loading the Distiller’s Grains into trucks or rail cars has been completed and delivery to UBE of the bill of lading for each such shipment.
          G. RAIL CAR LEASES. UBE shall be responsible for estimating the number of rail car leases required to handle the transportation of the Distiller’s Grains and for negotiating the terms of and executing such rail car leases, which shall be place in UBE’s name. AE shall reimburse UBE for any reasonable expenses incurred by UBE associated with such rail car leases, whether incurred prior to or during the term of this Agreement, to the extent such expenses are not already accounted for in the price of the Ethanol.
          H. RAIL CONTRACTS. UBE shall negotiate, in consultation with AE, the terms of rail contracts and rates on behalf of AE and AE shall approve and execute each such contract, which shall be placed in the sole name of AE.
     5. QUANTITY AND WEIGHTS.
          A. PRODUCTION AMOUNT. It is understood that total production amount of Distiller’s Grains shall be determined by AE’s production schedule and that no warranty or representation has been made by AE as to the exact quantities or timing of Distiller’s Grains to be produced pursuant to this Agreement.
          B. ESTIMATE. The estimated production of Distiller’s Grains at the Plant by AE, to be sold to UBE, is approximately eleven thousand (11,000) tons of Distiller’s Grains per month on a dry matter basis, and AE shall use its best efforts to produce such amount of Distiller’s Grains.
          C. SCALES. The quantity of Distiller’s Grains delivered to UBE from the Plant shall be established by weight certificates, obtained from scales which are certified as of the time of loading and which comply with all applicable laws, rules and regulations. In the case of rail shipments, the first official railroad weights will govern establishment of said quantities. These outbound weight certificates shall be determinative of the quantity of the Distiller’s Grains for which UBE is obligated to pay pursuant to paragraph 2 above.
          D. RAIL CARS. All rail cars for Distiller’s Grains shall be grain hopper cars. AE agrees that such cars for Distiller’s Grains shall be loaded to full visible capacity at the Plant. If not loaded to full visible capacity, AE shall pay in full the portion of freight charges allocable to the unused capacity of the car. It is agreed and understood that all railcars, when not loaded to full visible capacity, shall be defined as having a light weight.
     6. QUALITY.

     A. STANDARDS. AE understands that UBE intends to sell the Distiller’s Grains purchased from AE as a primary animal feed ingredient and that the same are subject to minimum quality standards for such use and each shall be of merchantable quality. AE warrants that the Distiller’s Grains produced by the Plant and delivered to UBE shall be acceptable under current industry standards in the feed trade industry and that at the time of delivery, the Distiller’s Grains shall conform to the minimum quality standards outlined in Exhibit A attached hereto, as may be amended from time to time.
     B. COMPLIANCE. AE represents and warrants that at the time of loading, the Distiller’s Grains will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under said Act. Payment of invoices does not waive UBE’s rights if the Distiller’s Grains do not comply with terms or specifications of this Agreement. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, UBE may, without obligation to pay, reject either before or after delivery, any of the Distiller’s Grains, which, when inspected or used are found by UBE to fail in a material way to conform to this Agreement. Should any of the Distiller’s Grains be seized or condemned by any federal or state department or agency for any reason, except noncompliance by UBE with applicable federal or state requirements, such seizure or condemnation shall operate as a rejection by UBE of the Distiller’s Grain seized or condemned and UBE shall not be obligated to offer any defense in connection with the seizure or condemnation. However, UBE agrees to cooperate with AE in connection with the defense of any quality or other product claims, or any claims involving governmental seizure or condemnation. When rejection occurs before or after delivery, at its option, UBE may:
          (1) Dispose of the rejected Distiller’s Grains after first offering AE a reasonable opportunity of examining and taking possession thereof, if the condition of the Distiller’s Grains reasonable appears to UBE to permit such delay in making disposition;
          (2) Dispose of the rejected Distiller’s Grains in any manner directed by AE which UBE can accomplish without violation of applicable laws, rules, regulations or property rights;
          (3) If any of the Distiller’s Gains are seized or condemned by any federal or state department or agency or if UBE has no available means of disposal of rejected Distiller’s Grains and AE fails to direct UBE to dispose of the same as provided herein, UBE’s obligations with respect to said seized, condemned or rejected Distiller’s Grains shall be deemed fulfilled. Title and risk of loss shall pass to AE promptly upon such seizure or condemnation or rejection by UBE.
          (4) AE shall reimburse UBE for all costs reasonably incurred by UBE in storing, transporting, returning and disposing of the rejected Distiller’s Grains. UBE shall have no obligation to pay AE for rejected Distiller’s Grains and may deduct reasonable costs and expenses to be reimbursed by AE from amounts otherwise owed by UBE to AE.

          C. NON-STANDARD PRODUCTS. If AE produces Distiller’s Grains which comply with the warranties in this paragraph, but which do not meet applicable industry standards, UBE agrees to purchase such Distiller’s Grains for resale but makes no representation or warranty as to the price at which such Distiller’s Grains can be sold. If the Distiller’s Grains deviate so severely from industry standards as to be unmarketable in UBE’s reasonable judgment, then it shall be disposed of in the manner provided for rejected Distiller’s Grains in this paragraph.
          D. PRODUCT TESTING. If AE knows or reasonably suspects that any Distiller’s Grains produced by the Plant are adulterated or misbranded, or, are outside of minimum quality standards set forth in Exhibit A, AE shall promptly so notify UBE so that such Distiller’s Grains can be tested before entering interstate commerce. If UBE knows or reasonably suspects that any Distiller’s Grains produced by the Plant are adulterated or misbranded, or, are outside or minimum quality standards set forth in Exhibit A, then UBE may obtain independent laboratory tests of the affected Distiller’s Grains. If such Distiller’s Grains are testing costs and if the Distiller’s Grains are found not to comply with such warranties, AE shall pay all testing costs.
          E. CHANGES IN STANDARDS. The quality standards in Exhibit A are subject to change as may be mutually agreed in writing by and between the parties, provided, however, that such changes shall be in conformance with generally acceptable industry standards.
     7. RETENTION OF SAMPLES.
          A. SAMPLING. AE will take an origin sample of the Distiller’s Grains from each truck or rail care before each shipment leaves the Plant, using industry standard sampling methodology. AE will label these samples to indicate the date of shipment that the truck, rail car, or pickup number involved. AE shall also retain the samples and labeling information for no less than six (6) months for DDG samples and no less than fourteen (14) days for WDG.
          B. ANALYSIS. For the first year of operation of ethanol production at the Plant, AE shall, on a weekly basis, burnish UBE with a composite analysis on all Distiller’s Grains produced at the Plant. Thereafter, at a minimum, a composite analysis on all Distiller’s Grains produced at the Plant shall be sent once a month to UBE. It is understood that said analysis is a composite and may or may not be indicative of the current analysis.
     8. INSURANCE.
          A. POLICIES. AE warrants to UBE that all AE’s employees shall be covered as required by law by worker’s compensation and unemployment compensation insurance, and such worker’s compensation insurance shall provide a waiver of subrogation on behalf of UBE.
          B. COVERAGES. During the term of this Agreement, AE shall purchase and maintain insurance upon the Plant in such amounts as it may reasonably determine. UBE shall be named as an additional insured on all such policies. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder. AE waives all rights against UBE and its employees an agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Plant.
          C. UBE VEHICLES. UBE agrees to carry such insurance on its vehicles and personnel operating on AE’s property as UBE reasonably deems appropriate. The parties acknowledge that UBE may elect to self insure its vehicles. Upon request, UBE shall provide a certificate of insurance to AE to establish the coverage maintained by UBE.
          D. CONSEQUENTIAL DAMAGES. EACH PARTY TO THIS AGREEMENT UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACCT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE, AND INTERRUPTION OF BUSINESS.
          E. OTHER CLAIMS. Except as provided in paragraph 8.D above, nothing herein shall be construed as a waiver by either party against the other party of claims, causes of action or other rights within either party may have or hereafter acquire against the other party for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other party for damage or injury to other persons or the property of others.
     9. REPRESENTATIONS AND WARRANTIES.
          A. Each party represents and warrants that it is an entity in good standing under the laws that it is organized and has all the requisite power and authority to carry on its business as its has been and to own, lease, and operate the properties and assets used in connection therewith.
          B. In addition to the representations and warranties herein regarding the quality of Distiller’s Grains, AE represents and warrants that the Distiller’s Grains delivered to UBE shall be free and clear of liens and encumbrances.
          C. Each individual executing this Agreement in a representative capacity, by his or her execution hereof, represents and warrants that such person is fully authorized to do so on behalf of the respective party hereto, and that no further action or consent on the part of the party for whom such signatory is acting is required for the effectiveness and enforceability of this Agreement against such party, following such execution.
     10. TERMINATION.
          A. FOR CAUSE. Either party may terminate this Agreement without liability for cause by providing thirty (30) days prior written notice to the other party. For purposes of this paragraph, “cause” shall include, but not be limited to, the happening of an event of default discussed in paragraph 11 below, or any other material breach of any provision of this Agreement, or material violation of any applicable law, regulation or ruling.
          B. WITHOUT CAUSE. Either party may terminate this Agreement without cause by providing ninety (90) days prior written notice to the other party. If AE terminates this Agreement during the initial term, then AE shall pay to UBE, within thirty (30) days of termination, an amount equal to the product of three (3) multiplied by the average monthly ee paid to UBE, under paragraph 2.A above, for the six (6) months prior to the termination date, or if the fee has been paid for less than six (6) months, by the average of the monthly fee for the number of months such monthly fee has been paid to UBE.
     11. EVENTS OF DEFAULT. The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due, if such nonpayment has not been cured within five (5) days of written notice thereof; (2) default by either party in the performance of any material covenant, condition or agreement imposed upon that party by this Agreement, if such nonperformance has not been cured within five (5) days of written notice thereof; (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy and such petition is not dismissed within ninety (90) days following the date of filing, or apply to a court for the appointment of a received for any of its assets or properties with or without consent, and such received shall not be discharged within sixty (60) days following appointment.
     12. REMEDIES. Upon the happening of an event of default under paragraph 11, the parties hereto shall have all remedies available under applicable law with respect to an event of default by the other party, including but not limited to the recovery of attorneys’ fees and other costs and expenses. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them: (1) to declare all amounts owed immediately due and payable; and (2) to terminate this Agreement in accordance with the provisions of paragraph 10. Notwithstanding any other provision of this Agreement, UBE may offset against amounts otherwise owed to AE the price of any Distiller’s Grains which fail to conform to any requirements of this Agreement.
     13. OPEN CONTRACTS. Upon the termination of this Agreement, for whatever reason, AE shall assume and be responsible for delivering any remaining quantities of Distiller’s Grains required to be delivered by UBE to its customers pursuant to UBE’s contracts with the termination of this Agreement, UBE shall provide AE with a listing of all such contracts and the quantities of Distiller’s Grains to be delivered pursuant to the same to assist AE in completing delivers under these open contracts. AE agrees to assist UBE in the collection of amounts owed to UBE from those customers receiving deliveries of Distillers Grains from UBE prior to the termination of this Agreement.
     14. FORCE MAJEURE. Neither AE nor UBE will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage or materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.
     15. INDEMNIFICATION.
          A. BY AE. Except as otherwise provided in this Agreement, AE shall indemnify, defend, and hold UBE and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that UBE or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any material breach of warranty, covenant or agreement of AE contained herein or (ii) AE’s gross negligence or willful misconduct.
          B. BY UBE. Except as otherwise provided in this Agreement, UBE shall indemnify, defend and hold AE and its officer, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that AE or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any material breach of warranty, covenant or agreement of UBE contained herein or (ii) UBE’s gross negligence or willful misconduct.
          C. Where such personal injury or death is the result of negligence on the part of both AE and UBE, each party’s duty of indemnification shall be in proportion to the percentage of that party’s negligence or faults.
     16. RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than those of seller and buyer between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.
     17. TRADE RULES. As may be applicable, all purchases and sales of Distillers Grain’s made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise specified. Said Trade Rules, shall to the extent applicable, be a part of this Agreement as if fully set forth herein. Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not be applicable to this Agreement.

     18. CONFIDENTIALITY. The parties acknowledge that they will have access to certain confidential information of the other party and that such information constitutes valuable, special and unique property to such party. The parties agree that they will not at any time, during or for a period of five (5) years after the termination of this Agreement, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any such information. For purposes of this Agreement, the term “confidential information” shall mean all information, documentation or financial data used by or belonging to or relating to either party which is disclosed or made available to the other party, its agents, employees or advisors, including but not limited to the prices charged for services hereunder or any other information concerning the other party’s business, manner or operation, plans, processes or other data of any kind.
     19. DISPUTE RESOLUTION. The parties shall attempt to settle amicably any dispute or difference of any kind whatsoever, arising out of or in connection with the validity or invalidity, construction, execution, meaning, operation or effect or breach of this Agreement. If the parties do not promptly do so, either party may, by written notice to the other party, call for private mediation of the issue before a mediator to be agreed upon by the parties. The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation. In the event of a dispute between the parties that is not resolved by such mediation, either party may, by written notice to the other party, call for private binding non-appealable arbitration of the issue before a single arbitrator agreed upon by the parties. In the event a single arbitrator cannot e agreed upon, each party shall appoint a third party arbitrator for a list provided by the American Arbitration Association (AAA) (not a principal of a party) and the two arbitrators thus selected by the parties shall select a third arbitrator. The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall meet be controlling. While each party is free to select an arbitrator of its own choosing from the list provided by the AAA, either party by written notice to the other may require that al arbitrators chosen have sufficient expertise in the subject matter of the arbitration that thy would quality as “expert witnesses” in a judicial proceeding.
The arbitrators so chosen shall conduct the arbitration in accordance with the Rules of the AAA as applicable in the State of Kansas. Such arbitration shall take place at a mutually agreed upon location. The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Agreement. The decision of the arbitrator shall be rendered in writing and shall be final and binding upon the parties and shall be non-appealable. Judgment upon the award rendered may be entered by either party and enforced in any court having competent jurisdiction. The parties shall share the procedural costs of the mediation and arbitration equally. Each party shall pay its own attorney’s fees and costs incurred by it relating to the mediation and arbitration. Notwithstanding the foregoing sentences, the parties hereby authorize the arbitrators to award costs and fees to the prevailing party as the arbitrators deem appropriate.
Pending resolution of such dispute or difference and without prejudice to their rights, the parties shall continue to respect all their obligations and to perform all their duties under this Agreement; provided, however, the parties shall not be obligated to perform their obligations after this Agreement has been terminated by any party pursuant to paragraph 10, or if such termination is the dispute being arbitrated.
After signing this Agreement, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision (other than to enforce the arbitration decision).
     20. MISCELLANEOUS.
          A. This Agreement, together with any attachments or other information which is expressly incorporated herein and make an integral part of this Agreement, is the complete understanding of the parties to this Agreement with respect to the subject matter of this Agreement, and no other representations or agreements shall be binding upon the parties, or shall be effective to interpret, change or restrict the provisions of this Agreement.
          B. No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.
          C. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.
          D. This Agreement may be executed in multiple counterparts, all of which shall constitute but one and the same instrument. Facsimile signatures shall be deemed as originals as between the parties.
          E. This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.
          F. The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          G. This Agreement shall be construed and performed in accordance with the laws of the State of Kansas.
          H. The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party, which shall not be unreasonably withheld.
          I. Time shall be of the essence in the performance of this Agreement.
          J. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     21. NOTICE. Unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after it is deposited in certified U.S. mail, postage prepaid, return receipt requested, addressed as follows:

AE:	Amaizing Energy, LLC
Attn:
2491 Lincoln Way
Denison, Iowa 51442

UBE:	United Bio Energy Ingredients, LLC
Attn: Jeff Roskam
2868 North Ridge Road
Wichita, Kansas 67205
With a copy to: Chris Mitchell
     Either party may change the address for notices hereunder by giving notice of such change to the other party in the manner above provided.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.
Amaizing Energy, LLC

By:
United Bio Energy Ingredients, LLC

By:     Jeff Roskam, President

EXHIBIT A

Product	Component	Minimum	Maximum

DDG	Protein	28%	—
	Fat	7.5%	—
	Fiber	—	15%
	Ash	—	5%

Product	Component	Minimum	Maximum

WDG	Protein	10.05%	—
	Fat	3%	—
	Fiber	—	5%
	Ash	—	2.5%

Product	Component	Minimum	Maximum

Modified WDG	Protein	15.0%	—
	Fat	4.5%	—
	Fiber	—	9.0%
	Ash	—	4.0%
Minimum quality standards for all Distiller’s Grains shall also be deemed to be “cool and Sweet”, and with Aflatoxin levels less than 20 ppb maximum.